Exhibit 99.2

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Mark Rosenbury
(712) 279-8756

Terra promotes Giesler, appoints two officers

Sioux City, Iowa (Dec. 22, 2004)—Terra Industries Inc. (NYSE symbol: TRA) announced today that it has promoted Joseph D. Giesler to Senior Vice President, Commercial Operations and has appointed Paul Thompson as Vice President, Sales and Marketing and Joe A. Ewing as Vice President, Human Resources and Corporate Communications.

Giesler, 46, has spent 24 years in the agriculture and chemical industries. He joined Terra in 1994 when the company purchased Agricultural Minerals Corporation and most recently served as Vice President, Industrial Sales and Operations. In his new position, Giesler is responsible for all sales and marketing activities, natural gas procurement, product supply planning and logistics.

Thompson, 50, has 28 years’ experience with Terra and the U.K. business Terra acquired in 1997. He was most recently Managing Director, Terra Nitrogen (U.K.) Ltd. and Director, Global Agricultural Sales. He is responsible for all Terra sales and marketing activities in his new position. Thompson and his wife Brenda will relocate to Sioux City.

Ewing, 53, was most recently Mississippi Chemical Corporation’s Vice President, Human Resources. He has also held various marketing, logistics and engineering positions during his 23 years with Mississippi Chemical. In his new position, he is responsible for all Terra human resources and communications activities. Ewing and his family will relocate to Sioux City.

“These new positions for Joe Giesler and Paul Thompson are designed to enhance our ability to serve Terra customers effectively and profitably,” said Michael L. Bennett, Terra’s President and CEO. “The recent acquisition of Mississippi Chemical increased Terra’s scale and diversified our product offering. We expect these leadership changes to benefit the new organization by optimizing the efficiency of our sales, marketing and distribution activities.

“We also welcome Joe Ewing to the Terra management team,” continued Bennett. “We are confident that his extensive and diverse experience will benefit Terra.”

Terra Industries Inc., with 2003 revenues of $1.4 billion, is a leading international producer of nitrogen products and methanol.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.